UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 19, 2006

ISONICS CORPORATION

(Name of small business issuer as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403

Address of principal executive offices

303-279-7900

Telephone number, including

Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 — Entry Into a Material Agreement

On May 18, 2006 (accepted by the debenture holders on May 19, 2006) we made an offer to the holders of our outstanding 8% convertible debentures dated February 24, 2005 (each of whom is an accredited investor) to pay the principal balance remaining after June 1, 2006 in cash plus a 5% premium plus accrued interest paid in cash.  Approximately $5.0 million out of $8.2 million of debentures have accepted our offer.  In accepting our offer, the debenture holders also agreed to limit the anti-dilution provision on their warrants originally issued with their debentures and to waive certain provisions of the debenture agreement related to a financing which we are contemplating.

The offer was made and accepted contingent upon the cash payment being made to the holders on or before June 1, 2006 from the proceeds of a financing that we are working to complete, the closing of which financing, by that date or ever, cannot be assured.

If the prospective financing closes, we will pay an estimated $4.1 million from the proceeds of the financing to the debenture holders accepting our offer. If completed, and subsequent to our June 1, 2006 amortization payment in the amount of approximately $1.6 million, there will remain a debenture balance of approximately $2.6 million which we intend to pay according to the terms of the debenture agreement, subject, however, to the remaining debenture holders’ ability to make a claim for accelerated payment of their principal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of May 2006.

Isonics Corporation

By:	/s/ James E. Alexander
James E. Alexander
President and Chief Executive Officer